AMRESCO, INC.

           EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                         Three Months Ended
                                             March 31,
                                          1996         1995
                                      ___________   ___________
Primary:
Net income                            $ 4,795,000   $ 3,155,000

Weighted average common shares
 outstanding                           26,721,444    23,706,900
Net effect of dilutive stock options
 based on the Treasury stock method
 using average market price               647,946       475,927
                                      ___________    __________
Total                                  27,369,390    24,182,827
                                      ===========    ==========
Earnings per share                          $0.18         $0.13

Fully diluted:
Net income                             $4,795,000    $3,155,000
Interest expense related to
 convertible debentures, net of income
 tax expense                              576,000
                                       __________    __________
Adjusted net income                    $5,371,000    $3,155,000
                                       ==========    ==========

Weighted average common shares
 outstanding, assuming conversion of
 convertible debentures to 3,600,000
 shares of common stock in November
 1995                                  30,321,444   23,706,900
Net effect of dilutive stock options
 based on the Treasury stock method
 using the higher of average or ending
 market price                             926,255      531,902
                                       __________   __________
Total                                  31,247,699   24,238,802
                                       ==========   ==========

Earnings per share                          $0.17        $0.13